Exhibit 4.3(n)

              WAIVER, AMENDMENT NO. 5, AGREEMENT, AND CONSENT

      WAIVER, AMENDMENT NO. 5, AGREEMENT, AND CONSENT, dated as of November 21, 2001 (this "Amendment"), to the Credit Agreement, dated as of May 6, 1997, as amended by Amendment No. 1, dated as of January 30, 1998, as amended by Amendment No. 2, dated as of December 23, 1998, as amended by Amendment No. 3, dated as of October 29, 1999 and as amended by Amendment No. 4, dated as of April 11, 2001 (and as further amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among TELEX COMMUNICATIONS, INC., a Delaware corporation ("Telex" or the "Borrower"), the several banks and other financial institutions from time to time parties thereto (the "Lenders"), MORGAN STANLEY SENIOR FUNDING, INC., as documentation agent for the Lenders (in such capacity, the "Documentation Agent") and JPMORGAN CHASE BANK (f/k/a THE CHASE MANHATTAN BANK), a New York banking corporation, as administrative agent for the Lenders (in such capacity, the "Administrative Agent").

                            W I T N E S S E T H:

      WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement, pursuant to which the Lenders have made extensions of credit to, or for the benefit of, the Borrower;

      WHEREAS, Events of Default have occurred and are continuing under (i) subsection 9(c) of the Credit Agreement as a result of the Borrower's failure to meet the financial conditions and covenants contained in subsection 8.1 of the Credit Agreement, (ii) subsection 9(e) of the Credit Agreement as a result of the Borrower's failure to pay interest on the EVI Senior Subordinated Notes on September 17, 2001, the Borrower's failure to pay interest on the Senior Subordinated Notes in November 2001 and the Borrower's failure to meet the financial conditions and covenants contained in Section 8.1 of the Junior Credit Agreement, and (iii) subsection 9(m) of the Credit Agreement as a result of the Borrower's failure to meet the financial conditions and covenants contained in Section 8.1 of the Junior Credit Agreement;

      WHEREAS, the Borrower has made an exchange offer to the holders of the EVI Senior Subordinated Notes and the holders of the Senior Subordinated Notes pursuant to which the holders of such Notes will exchange the Notes for new senior subordinated notes to be issued by, and Preferred Stock (convertible into common stock at the option of the Borrower) and warrants to purchase Preferred Stock of, Telex (the "Telex Exchange");

      WHEREAS, the Borrower wishes to amend the terms of the New
Indebtedness to permit up to an additional $10,000,000 of principal to be borrowed under the documents governing the New Indebtedness;

      WHEREAS, in connection with such Events of Default and the Telex Exchange the Borrower has requested that the Lenders agree to waive such Events of Default and further agree to amend and modify the Credit Agreement in certain respects; and

      WHEREAS, the Administrative Agent and the Lenders are willing to agree to the requested waivers, amendments and modifications but only on the terms and subject to the conditions set forth herein;

      NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:

      SECTION 1. DEFINITIONS.

      1.1 Capitalized Terms. Capitalized terms used herein and not otherwise defined shall have their respective meanings set forth in the Credit Agreement and the following terms shall have the following meanings:

      "Amendment No. 5 Effective Date": as defined in Section 6.1 of this Amendment.

      SECTION 2. AMENDMENTS.

      2.1 Amendments to Subsection 1.1. Subsection 1.1 of the Credit Agreement is hereby amended by deleting therefrom the definitions of "Applicable Margin," "Asset Sale," "Borrower," "Commonly Controlled Entity," "Consolidated Fixed Charge Ratio," "Consolidated EBITDA," "Consolidated Interest Expense," "Consolidated Fixed Charges," "Change of Control," "Intercreditor Agreement," "Loan Documents," "New Indebtedness," "Projections," "Tax Sharing Agreement," "Termination Date," "Tranche A Maturity Date," "Tranche B Maturity Date" and "Transaction Documents" in their entireties and inserting the following new definitions in appropriate alphabetical order:

      "Amendment No. 5": the Waiver, Amendment No. 5, Agreement, Assumption and Consent dated as of November 21, 2001 to this Agreement.

      "Amendment No. 5 Effective Date": as defined in Amendment No. 5.

      "Applicable Margin": (i) 5.00% per annum with respect to the Loans that are Eurodollar Loans and (ii) 4.00% per annum with respect to the Loans that are ABR Loans.

      "Asset Sale": any sale, issuance, conveyance, transfer, lease or other disposition (including without limitation, through a Sale and Leaseback Transaction) (a "Disposition") by the Borrower or any of its Subsidiaries, in one or a series of related transactions, of any real or personal, tangible or intangible, property (including, without limitation, Capital Stock) of the Borrower or such Subsidiary to any Person (other than to any of its domestic Wholly Owned Subsidiaries a party to a Guarantee and Collateral Agreement), provided, that a Disposition to a joint venture or similar arrangement otherwise permitted under clause (k) of Section 8.9 hereof shall not constitute an Asset Sale.

      "Change of Control": the occurrence of any of the following events:
(i) any Person or group (with the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Permitted Holders shall in the aggregate beneficially, directly or indirectly, own shares of Capital Stock having more than 35% of the total voting power of all of the outstanding Capital Stock of the Borrower, or (ii) a "Change of Control" as defined in the New Telex Senior Subordinated Indenture or the notes or documents with respect to the New Indebtedness shall have occurred at a time when any principal amount of Indebtedness is outstanding under the New Telex Senior Subordinated Indenture or the New Indebtedness, as the case may be.

      "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of
Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Sections 414(m) and (o) of the Code.

      "Consolidated EBITDA": for any period, Consolidated Net Income for such period adjusted to exclude the following items (without duplication) of income or expense to the extent that such items are included in the calculation of Consolidated Net Income: (a) Consolidated Interest Expense,
(b) any non-cash expenses and charges, (c) total income tax expense, (d) depreciation expense, (e) the expense associated with amortization of intangible and other assets (including amortization or other expense recognition of any costs associated with asset write-ups in accordance with APB Nos. 16 and 17) and the non-cash expense associated with write-offs of impaired intangibles, (f) non-cash provisions for reserves for discontinued operations, (g) any gain or loss associated with the sale or write-down of assets not in the ordinary course of business, (h) any income or loss accounted for by the equity method of accounting (except in the case of income to the extent of the amount of cash dividends or cash distributions paid to the Borrower or any of its Subsidiaries by the entity accounted for by the equity method of accounting), (i) accruals for any fees earned by GSCP in respect of management consulting or financial advisory services as contemplated by Section 8.10(ii) hereof but not paid in cash as provided in
Section 3.2 of Amendment No. 4, (j) for any period that is part of fiscal year 2001, and to the extent incurred prior to the Amendment No. 5 Effective Date, all nonrecurring restructuring or other charges and transaction fees relating to the Telex/EVI Mergers, including any such nonrecurring charges which may reasonably be classified as restructuring charges but are not classified as restructuring charges under GAAP; provided that the aggregate amount of all such charges and fees paid in cash shall not exceed $3,100,000 in the aggregate; (k) non-cash charges, of up to $161,000 in each fiscal year, relating to that certain operating lease of the Borrower for its corporate headquarters in Burnsville, Minnesota; (l) expenses incurred and paid by the Borrower prior to the Amendment No. 5 Effective Date in connection with the negotiation and consummation of Amendment No. 4, the placement and consummation of the New Indebtedness and the amendment and modification of the Senior Subordinated Notes Documents and the EVI Senior Subordinated Notes Documents to permit the issuance of the New Indebtedness; provided that the aggregate amount of all such expenses shall not exceed $1,500,000, unless otherwise agreed by the Administrative Agent; (m) expenses incurred by the Borrower in connection with the negotiation and consummation of Amendment No. 5, the placement of the additional New Indebtedness and the related amendment to the terms of the New Indebtedness, the negotiation and the consummation of the Telex Exchange, and the issuance of the New Telex Subordinated Notes; provided that placement fees for the additional New Indebtedness shall not exceed $600,000 and provided further, that the aggregate amount of all such expenses (including placement fees for the additional New Indebtedness) shall not exceed $7,000,000, unless otherwise agreed by the Administrative Agent; (n) except for purposes of calculating "Excess Cash Flow," cash payments not to exceed an aggregate amount of $100,000 to be paid prior to the Amendment No. 5 Effective Date made to the Borrower's management employees in respect of bonuses (to the extent not prohibited pursuant to subsection 8.18 hereof) in accordance with the terms of such employees' employment agreements; (o) for the fiscal year ended December 31, 2001 non-cash write-offs for impaired inventory and bad debts in an amount not to exceed $9,000,000; and
(p) non-cash extraordinary gains or losses attributable to the Telex
Exchange."

      "Consolidated Fixed Charges": at any time the sum of (without duplication) (i) the aggregate amount of Consolidated Interest Expense for the previous twelve months plus (ii) scheduled principal amortization of Term Loans for the next twelve months (whether or not such payments are made) other than the Tranche A/B Additional Payment - 2002, the Tranche A/B Additional Payment - 2003 and any outstanding balance of the Tranche A Term Loans and Tranche B Term Loans due on the Tranche A Maturity Date and the Tranche B Maturity Date, respectively, plus (iii) the aggregate amount of all regularly-scheduled payments of principal of any other Indebtedness (including, without limitation, the principal component of any obligations under Financing Leases) to be made during the next twelve months other than the final payment of principal due on the maturity date of such Indebtedness plus (iv) the aggregate amount paid, in cash in respect of income taxes during the previous twelve months (net of tax credits and benefits, including tax benefits from net operating losses), plus (v) the aggregate amount of all Capital Expenditures permitted to be made during the next twelve months (excluding amounts of Capital Expenditure permitted to be carried over from a previous period); in each case of the Borrower and its consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP.

      "Consolidated Interest Expense": for any period, the sum of (a) interest expense (accrued and paid or payable in cash for such period, and in any event excluding any amortization or write-off of financing costs) on Indebtedness of the Borrower and its consolidated Subsidiaries for such period, minus (b) interest paid in cash during such period in respect of the Indebtedness evidenced by the Senior Subordinated Notes and the EVI Senior Subordinated Notes minus (c) interest income (accrued and received or receivable in cash for such period) of the Borrower and its consolidated Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP.

      "Fixed Charge EBITDA": for any period, Consolidated EBITDA for that period less, to the extent included in Consolidated EBITDA for such period, the items and amounts specified in paragraphs (j), (l), and (n) of the definition of Consolidated EBITDA.

      "Fixed Charge Ratio": at any date of determination thereof, the ratio of (a) Fixed Charge EBITDA for the period of one year ending on such date of determination to (b) Consolidated Fixed Charges at that time.

      "Hearing Aid Disposition": the Disposition by the Borrower and its Affiliates, in one or more transactions of all or part of its hearing aid business (including any real estate associated therewith).

      "Intercreditor Agreement": the Intercreditor Agreement dated as of April 11, 2001 among The Chase Manhattan Bank, as Administrative Agent on behalf of the Lenders, the New Lenders and the Borrower as amended by the Intercreditor Amendment, as the same may be amended, supplemented or modified from time to time.

      "Intercreditor Amendment": the Intercreditor Amendment Agreement dated as of November 21, 2001 among the parties to the Intercreditor Agreement.

      "Junior Credit Agreement": has the meaning set forth in the Intercreditor Agreement.

      "Loan Documents": this Agreement (including each of the written agreements embodying the amendments, supplements and other modifications hereto), the Telex Assumption Agreement, any Notes, the Applications, the Guarantees, the Security Documents and the Intercreditor Agreement, each as amended, supplemented, waived or otherwise modified from time to time.

      "Mortgage Amendments": the collective reference to the amendments amending each of the existing Mortgages in form and substance satisfactory to the Administrative Agent and its counsel.

      "New Indebtedness": Indebtedness of the Borrower incurred pursuant to the Junior Credit Agreement (a) in a funded principal amount of not more than $30,000,000 in aggregate principal amount at any one time outstanding (exclusive of capitalized interest, accrued interest or interest paid in kind), (b) maturing no earlier than July 31, 2004, (c) not requiring interest to be paid in cash prior to July 31, 2004, other than if permitted by subsection 8.12(e) but which interest may accrue and be compounded or paid in kind, (d) the lender of which is not Holdings or any Subsidiary of the Borrower, (e) having terms and conditions not more restrictive than those applicable to the Loans and otherwise reasonably satisfactory to the Administrative Agent, including, without limitation, with respect to the cash payment of fees, (f) which is subordinate in right of payment to the Obligations (as defined in the Guarantee and Collateral Agreement) in accordance with the terms and conditions of the Intercreditor Agreement and
(g) which may be secured by Liens on the Collateral junior to the Liens securing the Obligations (as defined in the Guarantee and Collateral Agreement) pursuant to the terms and conditions of the Intercreditor Agreement.

      "New Telex Senior Subordinated Indenture": the Indenture, dated as of November 21, 2001 between Telex and BNY Midwest Trust Company, pursuant to which Telex may issue subordinated discount notes in an aggregate issue price not to exceed $56,250,000, as the same may be amended, supplemented or otherwise modified in accordance with the terms of this Agreement.

      "New Telex Subordinated Note Documents": the collective reference to the New Telex Subordinated Notes and the New Telex Senior Subordinated Indenture and each of the other instruments and documents executed and delivered pursuant to any of the foregoing, together with any indentures, instruments and documents pursuant to which any registered securities substantially identical to the notes issued under the New Telex Senior Subordinated Indenture are issued pursuant to the registration obligations of the Borrower under the Telex Exchange, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with subsection 8.12 to the extent applicable; individually an "New Telex Senior Subordinated Note Document".

      "New Telex Subordinated Notes": the notes issued pursuant to the Telex Exchange under the New Telex Senior Subordinated Indenture and any registered securities substantially identical to the notes issued under the New Telex Senior Subordinated Indenture, issued pursuant to the registration obligations of the Borrower under the Telex Exchange.

      "Permitted Holders": collectively, (i) the GSCP Group; (ii) Wayland Investment Fund, LLC, Wayland Investment Fund II, LLC and their respective Affiliates; (iii) Jefferies and Company, Inc., Jefferies Opportunity Fund, LLC, Jefferies Opportunity Fund II, LLC, Jefferies Employees Opportunity Fund, LLC and their respective Affiliates; and (iv) Massachusetts Mutual Life Insurance Company, MassMutual High Yield Partners II LLC, SAAR Holdings CDO Limited, Somers CDO Limited, Wilbraham CBO Limited, Suffield CLO Limited, MassMutual Corporate Investor, MassMutual Global CBO I Limited and their respective Affiliates.

      "Preferred Stock": preferred stock of the Borrower the terms of which have been approved by the Administrative Agent and the Lenders, prior to the Amendment No. 5 Effective Date.

      "Telex Exchange": has the meaning set forth in the recitals to Amendment No. 5.

      "Termination Date": April 30, 2004.

      "Tranche A/B Additional Payment - 2002": an amount equal to the amount by which 25% of Consolidated EBITDA for the fiscal year ended December 31, 2002 exceeds $8,000,000 (to a maximum amount of $2,000,000) plus an amount equal to 75% of the amount by which Consolidated EBITDA for the fiscal year ended December 31, 2002 exceeds $40,000,000.

      "Tranche A/B Additional Payment - 2003": an amount equal to 75% of the amount by which Consolidated EBITDA for the fiscal year ended December 31, 2003 exceeds $40,000,000.

      "Tranche A Maturity Date": April 30, 2004.

      "Tranche B Maturity Date": April 30, 2004.

      "Transaction Document": the collective reference to the Recapitalization Documents, the Tender Offer Documents, the Senior Subordinated Note Documents, the New Telex Subordinated Note Documents and all documents relating to the New Indebtedness.

      2.2 Amendment to Subsection 2.7. Subsection 2.7 of the Credit Agreement is hereby amended by deleting that paragraph (b) of said subsection and substituting in lieu thereof the following:

            "(b) On Amendment No. 5 Effective Date the outstanding principal balance of the Tranche A Term Loans is $18,084,191.00 and of the Tranche B Term Loans is $59,858,176.25. The Tranche A Term Loans and the Tranche B Term Loans shall be payable in installments, commencing on February 28, 2002 on the dates and in the aggregate principal amount set forth below (together with all accrued interest thereon) opposite the applicable installment date (or, if less, the aggregate amount of the Tranche A Term Loans and the Tranche B Term Loans then outstanding). Each such installment shall be applied pro rata (based on outstanding principal amount) to the Tranche A Term Loans and the Tranche B Term Loans:

    February 28, 2002                        $2,000,000

    May 31, 2002                             $2,000,000

    August 31, 2002                          $2,000,000

    November 30, 2002                        $2,000,000

    February 28, 2003                        $2,500,000

    April 1, 2003                            The Tranche A/B Additional Payment - 2002

    May 31, 2003                             $2,500,000

    August 31, 2003                          $2,500,000

    November 30, 2003                        $2,500,000

    February 29, 2004                        $2,500,000

    April 1, 2004                            The Tranche A/B Additional Payment - 2003

    April 30, 2004                           Outstanding Balance

      2.3 Amendment to Subsection 2.8. Subsection 2.8 of the Credit Agreement is hereby amended by deleting paragraph (b) of said subsection and substituting in lieu thereof the following:

            "[Reserved]"

      2.4 Amendments to Subsection 4.4. (a) Subsection 4.4 of the Credit Agreement is hereby amended by deleting paragraph (c) of said subsection in its entirety and inserting in lieu thereof the following:

            "[Reserved]."

            (b) Subsection 4.4(d) of the Credit Agreement is hereby amended by deleting the proviso at the end of said clause (d) and by adding the following new proviso to the end of said clause (d):

            "provided, that the Net Cash Proceeds of the Hearing Aid Disposition shall be applied in the following manner: (i) 100% of the first $5,000,000 of such Net Cash Proceeds shall be applied toward the prepayment of the Loans and the permanent reduction of the Revolving Credit Commitments in accordance with subsection 4.4(h), (ii) 100% of the next $5,000,000 of such Net Cash Proceeds shall be applied toward the prepayment of the Loans and the permanent reduction of the Revolving Credit Commitments in accordance with Subsection 4.4(h) provided that if no Default has or Event of Default has occurred and is continuing on the date of such prepayment the Borrower may retain up to 50% of such Net Cash Proceeds and
            (iii) 100% of all such Net Cash Proceeds in excess of $10,000,000 shall be applied toward the prepayment of the Loans and the permanent reduction of the Revolving Credit Commitments in accordance with Subsection 4.4(h)."

            (c) Subsection 4.4(e) of the Credit Agreement is hereby amended by deleting the period at the end of said clause (e) and by adding the following new proviso to the end of said clause (e):

      "provided, that to the extent that such issuances of Capital Stock do not generate any Net Cash Proceeds, the following issuances of Capital Stock shall not be subject to this clause (e): (i) the issuance of Capital Stock of Telex in connection with the Telex Exchange or any exchange, subsequent to the Telex Exchange, of New Telex Subordinated Notes and/or Preferred Stock or common stock and warrants to purchase Preferred Stock or common stock for the Senior Subordinated Notes and the EVI Senior Subordinated Notes or (ii) the issuance by Telex of registered securities substantially identical to the New Telex Subordinated Notes and Preferred Stock or common stock and warrants to purchase Preferred Stock or common stock of Telex in exchange for the New Telex Subordinated Notes and the Preferred Stock or common stock and the warrants to purchase Preferred Stock or common stock pursuant to the registration obligations of the Borrower under the Telex Exchange."

      2.5 Amendments to Subsection 7.2. (a) Subsection 7.2(h) of the Credit Agreement is hereby amended by deleting the period at the end thereof and inserting in lieu thereof the phrase "; and".

      (b) Subsection 7.2 of the Credit Agreement is hereby amended by inserting at the end thereof a new paragraph 7.2(i) as set forth below:

            "(i) by September 30, 2002 a business plan, budget and cash flow for 2003 on a consolidated and consolidating basis, in form and substance satisfactory to the Required Lenders."

      2.6 Amendment to Subsection 7.10. Subsection 7.10 of the Credit Agreement is hereby amended by inserting at the end thereof a new paragraph 7.10(d) as set forth below:

      "(d) Title Endorsements; Other: Within thirty (30) days from the Amendment No. 5 Effective Date, the Borrower shall provide to the Administrative Agent: (i) endorsements to each of the mortgagee's title insurance policies delivered under subsection 6.1(r) in form and substance satisfactory to the Administrative Agent and its counsel, which endorsements shall (A) re-date such title policies to the date of the recording of the relevant Mortgage Amendment, (B) insure the lien of each Mortgage as amended by the relevant Mortgage Amendment as a valid first Lien on the Mortgaged Property encumbered thereby and (C) show only such additional exceptions to the Administrative Agent's title insurance coverage as may be permitted by subsection 8.3 and as may be approved by the Administrative Agent and its counsel, and the Borrower shall provide such affidavits and other instruments to the Title Insurance Company as may be reasonably required by the Title Insurance Company (including, without limitation, updates of the surveys delivered under subsection 6.1(q) or survey affidavits in lieu thereof to the extent applicable); (ii) copies of all recorded documents referred to or listed as exceptions in such endorsements; (iii) evidence reasonably satisfactory to it that all premiums in respect of each such endorsement and all charges for mortgage recording tax in connection with the Mortgage Amendments, if any, have been paid; and (iv) if requested by the Administrative Agent, opinions of local counsel in the states of Minnesota and Tennessee with respect to the Mortgage Amendments recorded in such jurisdictions and mortgage recording tax payable in connection therewith, each in form and substance reasonably satisfactory to the Administrative Agent."

      2.7 Amendment to Subsection 8.1. Subsection 8.1 of the Credit Agreement is hereby amended by deleting paragraph (a) thereof in its entirety and substituting in lieu thereof the following new paragraph (a):

            "(a) Minimum Consolidated EBITDA. Permit the Consolidated EBITDA of the Borrower for any fiscal period of the Borrower set forth below to be less than the amount set forth opposite to such period below:

                         Period                                         Amount
                         ------                                         ------
     January 1, 2002 -- March 31, 2002                               $ 6,250,000
     January 1, 2002 -- June 30, 2002                                $12,500,000
     January 1, 2002 -- September 30, 2002                           $18,750,000
     January 1, 2002 -- December 31, 2002                            $25,000,000
     The four fiscal quarters ending on March 31, 2003               $26,750,000
     The four fiscal quarters ending on June 30, 2003                $28,500,000
     The four fiscal quarters ending on September 30, 2003           $30,250,000
     The four fiscal quarters ending on December 31, 2003            $32,000,000

provided, that if the Borrower or any of its Subsidiaries consummates the sale or other Disposition of any business which generated in the last twelve months in excess of $2,000,000 of Consolidated EBITDA (it being agreed that the calculation of such Consolidated EBITDA shall be reasonably acceptable to the Administrative Agent), in a transaction permitted under (or otherwise consented to in accordance with the terms of) this Agreement, the amount set forth above for the test period in which such transaction is so consummated and for any subsequent test period shall be reduced (in the case of the test period in which such transaction is so consummated on a pro-rata basis excluding the portion of the test period elapsed as at such date) by an amount equal to (i) for each test period ending during the next twelve months, the pro-rata portion of Consolidated EBITDA generated in the last twelve months by such business and (ii) for each subsequent test period, an amount equal to the Consolidated EBITDA generated in the last twelve months by such business."

      2.8 Amendment to Subsection 8.2. Subsection 8.2 of the Credit Agreement is hereby amended by deleting clause (b) of said subsection in its entirety and substituting in lieu thereof the following new clause (b):

            "(b) Indebtedness under the New Telex Senior Subordinated Indenture or evidenced by the New Telex Subordinated Notes; provided that such Indebtedness shall not be extended, renewed, replaced, refinanced or otherwise amended except as otherwise permitted by subsection 8.12(d)."

      2.9 Amendment to Subsection 8.6. Subsection 8.6 of the Credit Agreement is hereby amended by, (i) deleting the word "and" from the end of subsection 8.6(g), (ii) deleting the period from the end of subsection 8.6(h) and inserting in lieu thereof ";", and (iii) inserting new subsections 8.6(i) and 8.6(j) as set forth below:

            "(i) the Disposition by the Borrower and its Affiliates in one or more transactions, of all or part of its hearing aid business (including any real estate associated therewith) provided, that each such Disposition is to a non Affiliate of the Borrower, is for cash consideration and is entered into on arms length terms; and

            (j) (x) the issuance of Preferred Stock or common stock and warrants to purchase Preferred Stock or common stock of Telex in consummation of the Telex Exchange or any exchange, subsequent to the Telex Exchange, of New Telex Subordinated Notes and/or Preferred Stock or common stock and warrants to purchase Preferred Stock or common stock for the Senior Subordinated Notes and the EVI Senior Subordinated Notes and (y) the issuance of registered securities substantially identical to the New Telex Subordinated Notes and the Preferred Stock or common stock and warrants to purchase Preferred Stock or common stock in exchange for the New Telex Subordinated Notes and the Preferred Stock or common stock and the warrants to purchase Preferred Stock or common stock pursuant to the registration obligations of the Borrower under the Telex Exchange."

      2.10 Amendment to Subsection 8.7. Subsection 8.7 of the Credit Agreement is hereby amended by deleting the comma after the word "Borrower" where it appears before the words "except that:" in said subsection and inserting in lieu thereof a period, and by deleting the rest of said subsection following such period.

      2.11 Amendment to Subsection 8.8. Subsection 8.8 of the Credit Agreement is hereby amended by deleting the table and the proviso contained therein in its entirety and inserting in lieu thereof the following new table and proviso:

              "          Test Period                          Amount
                         -----------                          ------
          January 1, 2001 -- December 31, 2001               $8,000,000
          January 1, 2002 -- December 31, 2002               $8,000,000
          January 1, 2003 -- December 31, 2003               $8,000,000
          January 1, 2004 -- April 30, 2004                  $2,666,667

      provided that an amount, not to exceed $4,000,000 for any test period, of Capital Expenditures permitted to be made during any test period and not made during such test period may be carried over and expended during the next succeeding test period only."

      2.12 Amendment to Subsection 8.9. Subsection 8.9 of the Credit Agreement is hereby amended by deleting therefrom clause (e) in its entirety and inserting in lieu thereof a new clause (e) as follows:

            "(e)(i) loans and advances to officers, directors or employees of the Borrower or any of its Subsidiaries in the ordinary course of business for travel and entertainment expenses or relocation expenses or (ii) relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in subsection 8.10;"

      2.13 Amendment to Subsection 8.10. Subsection 8.10 of the Credit Agreement is hereby amended by deleting clause (vi) in its entirety and inserting in lieu thereof the following:

            "(vi) [Reserved]; or".

      2.14 Amendment to Subsection 8.12. Subsection 8.12 of the Credit Agreement is hereby amended by deleting such subsection in its entirety and inserting in lieu thereof the following new subsection 8.12:

            "8.12 Limitation on Payments, Optional and Modifications of Debt Instruments and Other Documents. (a) Make any purchase or redemption of any of the Senior Subordinated Notes, the EVI Senior Subordinated Notes, the New Telex Subordinated Notes or the New Indebtedness, including, without limitation, any payments on account of, or for a sinking or other analogous fund for, the purchase, redemption, defeasance or other acquisition thereof, except payments of interest, as required by (x) the terms of the Senior Subordinated Notes and the Senior Subordinated Indenture, as the case may be, or the EVI Senior Subordinated Notes and the EVI Senior Subordinated
      Note Indenture, as the case may be, (such interest payments not to exceed, in aggregate $50,000.00 following the Amendment No. 5 Effective Date to the end of 2001 and in aggregate $100,000.00 for each fiscal year thereafter) or (y) the terms of the notes and documents with respect to the New Indebtedness, in each case, only to the extent permitted under the subordination provisions, if any, applicable thereto, and in the case of clause (y) above, only to the extent permitted under subsection 8.12(e) hereof. However, the foregoing shall not prohibit (i) the Telex Exchange or any exchange, subsequent to the Telex Exchange, of New Telex Subordinated Notes and/or Preferred Stock or common stock or warrants to purchase Preferred Stock or common stock of Telex for the Senior Subordinated Notes and the EVI Senior Subordinated Notes or (ii) the issuance by the Borrower of registered securities substantially identical to the New Telex Subordinated Notes and the Preferred Stock or common stock and warrants to purchase Preferred Stock or common stock of Telex in exchange for the New Telex Subordinated Notes and the Preferred Stock or common stock and warrants to purchase Preferred Stock or common stock pursuant to the registration obligations of the Borrower under the Telex Exchange.

            (b) Without prejudice to subsection 8.12(a) above, make any payment to or for the benefit of holders of the New Telex Subordinated Notes in respect of the New Telex Subordinated Notes or the New Telex Senior Subordinated Indenture, unless the Borrower shall have (i) made payment in full of the Loans, all Reimbursement Obligations and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note and cash collateralized the L/C Obligations on terms reasonably satisfactory to the Administrative Agent or (ii) made an offer to pay the Loans, all Reimbursement Obligations and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note and to cash collateralize the L/C Obligations in respect of each Lender and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer and cash collateralized the L/C Obligations in respect of each such Lender which has accepted such offer.

            (c) In the event of the occurrence of a Change of Control, purchase the Senior Subordinated Notes, the EVI Senior Subordinated Notes, the New Telex Subordinated Notes or the New Indebtedness or any portion of any thereof, unless the Borrower shall have (i) made payment in full of the Loans, all Reimbursement Obligations and any other amounts then due and owing to any Lender or the Administrative Agent hereunder and under any Note and cash collateralized the L/C Obligations on terms reasonably satisfactory to the Administrative Agent or (ii) made an offer to pay the Loans, all Reimbursement Obligations and any amounts then due and owing to each Lender and the Administrative Agent hereunder and under any Note and to cash collateralize the L/C Obligations in respect of each Lender and shall have made payment in full thereof to each such Lender or the Administrative Agent which has accepted such offer and cash collateralized the L/C Obligations in respect of each such Lender which has accepted such offer.

            (d) Amend, supplement, waive or otherwise modify, including by an exchange (other than in the case of the Senior Subordinated Notes and the EVI Senior Subordinated Notes, by the Telex Exchange and other than in connection with the issuance by the Borrower of registered securities substantially identical to the New Telex Subordinated Notes in exchange for the New Telex Subordinated Notes pursuant to the registration obligations of the Borrower under the Telex Exchange), any of the provisions of any of the Senior Subordinated Notes, the Senior Subordinated Note Documents, the EVI Senior Subordinated Notes, the EVI Senior Subordinated Note Documents, the New Telex

      Subordinated Notes, the New Telex Subordinated Note Documents or the notes and documents with respect to the New Indebtedness:

            (i) which amends or modifies the subordination provisions, if any, contained therein or relating thereto;

            (ii) which shortens the fixed maturity or increases the principal amount of, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment or by acceleration or otherwise of the Indebtedness evidenced by the Senior Subordinated Notes, the EVI Senior Subordinated Notes, New Telex Subordinated Notes or the notes in respect of the New Indebtedness, or increases the amount of, or accelerates the time of payment of, any fees or other amounts payable in connection therewith, or changes scheduled interest payment dates;

            (iii) which relates to any material affirmative or negative covenants or any events of default or remedies thereunder and the effect of which is to subject the Borrower or any of its Subsidiaries to any more onerous or more restrictive provisions; or

            (iv) which otherwise adversely affects the interests of the Lenders as senior creditors with respect to the Senior Subordinated Notes, the EVI Senior Subordinated Notes, New Telex Subordinated Notes or the New Indebtedness or the interests of the Lenders under this Agreement or any other Loan Document in any material respect.

            (e) Pay in cash or other property (other than in-kind payments) any interest on the New Indebtedness provided, that the Borrower may, no more frequently than quarterly, pay accrued interest in cash on the New Indebtedness on scheduled interest payment dates thereunder in an amount not to exceed, (i) on each quarterly interest payment date $1,400,000, and (ii) in aggregate, $5,600,000 in any fiscal year, beginning with fiscal year 2002, if after including (together with other amounts included in Consolidated Interest Expense) an amount equal to $5,600,000 in the definition of Consolidated Interest Expense for the purpose of calculating the Fixed Charge Ratio, the Fixed Charge Ratio at the time of the proposed interest payment shall be greater than or equal to 1.0 to 1.0 and the Borrower shall have delivered to the Administrative Agent at least 10 Business Days prior to such payment reasonably detailed calculations, in form and substance satisfactory to the Administrative Agent, setting forth the Fixed Charge Ratio for such period (after including such $5,600,000 amount in the definition of Consolidated Interest Expense for the purpose of the calculation) together with a certificate of a Responsible Officer of the Borrower certifying compliance with this subsection 8.12(e).

      2.15 Amendment to Section 9. Section 9 of the Credit Agreement is hereby amended by inserting the following new clause (o) in said section:

            "(o) The New Telex Subordinated Notes or the New Indebtedness, for any reason, shall not be, shall cease to be or the Borrower shall assert that they are not, validly subordinated as provided therein and in the New Telex Subordinated Note Documents or the Intercreditor Agreement, as the case may be, to the obligations of the Borrower under this Agreement, any Notes and the other Loan Documents."

      SECTION 3. AGREEMENTS AND ASSUMPTION.

      3.1 Additional Amortization. The Required Lenders hereby agree that the obligation of the Borrower to have made mandatory prepayments under subsection 4.4(d) of not less than $20,000,000 as required by Section 3.1 of Amendment No. 4 shall be waived and the failure to do so shall not constitute an Event of Default under subsection 9(a) of the Credit Agreement.

      3.2 Management Fees. Notwithstanding anything to the contrary contained in the Credit Agreement, the Borrower represents and warrants that GSCP has consented to not accept at any time or for any period subsequent to December 31, 2000 and prior to the repayment in full of the Loans and the termination of the Revolving Credit Commitments any payment in cash or other property for its management fee (as more fully set forth in the agreement between Telex and GSCP for the rendering of management consulting or financial advisory services described in Section 8.10(ii) of the Credit Agreement), and the Borrower agrees not to pay such management fee in cash or any other property at any such time; however, such fees may accrue and remain an obligation of the Borrower.

      3.3 Holdings. The Lenders acknowledge and agree that Holdings is a party to this Agreement solely for purposes of amending the Credit Agreement. Accordingly, notwithstanding anything to the contrary contained in the Credit Agreement or any Loan Document, the Lenders agree that Holdings shall not have any liability or obligation whatsoever to the Lenders under the Credit Agreement or any Loan Document and shall not be deemed to be a party to the Credit Agreement or any Loan Document after the Amendment No. 5 Effective Date.

      3.4 Security Documents. Notwithstanding anything to the contrary contained in the Credit Agreement or any other Loan Document, the Lenders agree that (i) the New Telex Subordinated Notes, the Preferred Stock or common stock and the warrants to purchase Preferred Stock or common stock of Telex to be issued in connection with the Telex Exchange and (ii) the registered securities substantially identical to the New Telex Subordinated Notes, the Preferred Stock or common stock and warrants to purchase Preferred Stock or common stock of Telex to be issued in exchange for the New Telex Subordinated Notes, the Preferred Stock or common stock and the warrants to purchase Preferred Stock or common stock pursuant to the registration obligations of the Borrower under the Telex Exchange, in each case, shall not be subject to any of the Security Documents or the Liens created thereunder.

      SECTION 4. WAIVERS.

      4.1 Waiver of Subsection 8.1. The Lenders hereby waive any Default or Event of Default under subsection 9(c) of the Credit Agreement as a result of the Borrower's failure to maintain the Minimum Consolidated EBITDA required pursuant to subsection
8.1 of the Credit Agreement for the period of three fiscal quarters ending on September 30, 2001.

      4.2 Waiver of Subsection 9(e). The Lenders hereby waive any Default or Event of Default under subsection 9(e) of the Credit Agreement as a result of the Borrower's failure to pay interest on the EVI Senior Subordinated Notes on September 17, 2001, the Borrower's failure to pay interest on the Senior Subordinated Notes in November 2001 and the Borrower's failure to maintain the Minimum Consolidated EBITDA required pursuant to Section 8.1 of the Junior Credit Agreement for the period of three fiscal quarters ending on September 30, 2001.

      4.3 Waiver of Subsection 9(m). The Lenders hereby waive any Default or Event of Default under subsection 9(m) of the Credit Agreement as a result of the Borrower's failure to maintain the Minimum Consolidated EBITDA required pursuant to Section 8.1 of the Junior Credit Agreement for the period of three fiscal quarters ending on September 30, 2001.

      SECTION 5. CONSENT

      5.1 Intercreditor Agreement. The Lenders hereby consent to the Administrative Agent's execution and delivery of the Intercreditor Amendment and the performance of its obligations thereunder.

      SECTION 6. CONDITIONS PRECEDENT.

      6.1 Effective Date. This Amendment shall become effective as of the date first set forth above (the "Amendment No. 5 Effective Date") following the date on which all of the following conditions have been satisfied or waived; provided that the Amendment No. 5 Effective Date shall not occur if the foregoing conditions are not so satisfied or waived prior to November 30, 2001:

      (a) New Indebtedness. (i) The New Lenders and the Borrower shall have duly executed and delivered the amendment documents relating to the New Indebtedness, in form and substance satisfactory to the Lenders, and (ii) the Borrower shall have received not less than $10 million pursuant to such amendments of the New Indebtedness, which funds may be used for general corporate purposes and to pay expenses related to this Amendment and the Telex Exchange.

      (b) Telex Exchange. The Borrower shall have consummated the Telex Exchange such that more than 99% (by face value) of the existing Senior Subordinated Notes and more than 99% (by face value) of the existing EVI Senior Subordinated Notes of the Borrower shall have been converted into (i) the New Telex Subordinated Notes with an aggregate issue price of no more than $56,250,000 (assuming 100% acceptance of the Telex Exchange) and (ii) Preferred Stock convertible into, or common stock representing, at least 99% of the common stock and warrants to purchase Preferred Stock or common stock of Telex (assuming 100% acceptance of the Telex Exchange). Any New Telex Subordinated Notes, Preferred Stock or common stock and warrants to purchase Preferred Stock or common stock not exchanged pursuant to the Telex Exchange may be retained by and may be exchanged by Telex subsequent to the Telex Exchange, for Senior Subordinated Notes and EVI Senior Subordinated Notes which are not tendered and accepted pursuant to the Telex Exchange. The terms of the New Telex Subordinated Notes shall be in form and substance satisfactory to the Lenders, such terms to include (i) maturity no earlier than September 15, 2006, (ii) no cash pay interest, (iii) accretion rate not to exceed 13% per annum, and (iv) subordination provisions consistent with the terms applicable to the New Indebtedness as set forth in the Intercreditor Agreement. The terms of the Telex Exchange shall be in form and substance satisfactory to the Lenders.

      (c) Amendment Fee. The Administrative Agent shall have received, for the account of each consenting Lender, an amendment fee of 1.00% of the Revolving Credit Commitment and outstanding Terms Loans of each Lender consenting to this Amendment;

      (d) Arrangement Fee. The Administrative Agent shall have received an arrangement fee as agreed between the Borrower and the Administrative Agent;

      (e) Execution and Delivery. The Administrative Agent shall have received counterparts of (i) this Amendment duly executed by the Borrower, the Guarantors and each Lender, (ii) the Intercreditor Amendment duly executed by each of the parties thereto and (iii) each of the Mortgage Amendments duly executed by each of the parties thereto.

      (f) Consents. The Borrower shall have received all necessary consents, approvals or authorizations required to undertake the transactions contemplated hereby and shall have provided copies of such consents, approvals or authorizations to the Administrative Agent.

      (g) Business Plan. The Borrower shall have delivered to the Administrative Agent and the Lenders (i) an "annual operating plan" for 2002 which shall include a profit and loss statement, a cash flow and a balance sheet statement; the profit and loss statement shall be prepared by business unit on a consolidated and consolidating basis, and (ii) a business plan for 2003 and 2004 which shall include a profit and loss forecast, prepared on a consolidated basis.

      (h) Maintenance of Security Interests. The Lenders shall be satisfied that the transactions contemplated hereby shall not adversely affect the perfection or priority of the Liens on the Collateral created pursuant to the Loan Documents and the Borrower and its Subsidiaries shall have taken all actions required by the Administrative Agent to maintain such perfection and priority.

      SECTION 7. GENERAL.

      7.1 Representation and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that the representations and warranties of the Borrower contained in the Loan Documents are true and correct in all material respects on and as of the Amendment No. 5 Effective Date (after giving effect hereto) as if made on and as of the Amendment No. 5 Effective Date (except where such representations and warranties expressly relate to an earlier date in which case such representations and warranties were true and correct in all material respects as of such earlier date); provided that all references to the "Credit Agreement" in any Loan Document shall be and are deemed to mean the Credit Agreement as amended hereby; provided further that, all representations and warranties relating to Holdings contained in the Loan Documents shall be (to the extent that they relate to Holdings only) and are deemed to be deleted on and as of the Amendment No. 5 Effective Date.

      7.2 Validity of Obligations; Release. Each Loan Party acknowledges and agrees that (a) such Loan Party is truly and justly indebted to the Lenders and the Administrative Agent for the Obligations, without defense, counterclaim or offset of any kind, and such Loan Party ratifies and reaffirms the validity, enforceability and binding nature of such Obligations and (b) such Loan Party has no claim, right or cause of action of any kind against any Lender, the Administrative Agent or any of such Lender's or the Administrative Agent's present or former subsidiaries, Affiliates, officers, directors, employees, attorneys or other representatives or agents (collectively with their respective successors and assigns, the "Lender Parties") in connection with the Obligations, the Credit Agreement and the other Loan Documents, or the transactions contemplated hereby or thereby. Each Loan Party unconditionally, freely, voluntarily and, after consultation with counsel and becoming fully and adequately informed as to the relevant facts, circumstances and consequences, releases, waives and forever discharges (and further agrees not to allege, claim or pursue) any and all claims, rights, liabilities, causes of action, counterclaims or defenses of any kind whatsoever, in contract or in tort, in law or in equity, whether known or unknown, direct or derivative, which such Loan Party or any predecessor, successor or assign might otherwise have or may have against any Lender Party on account of any conduct, condition, act, omission, event, contract, liability, obligation, demand, covenant, promise, indebtedness, claim, right, cause of action, suit, damage, defense, circumstance or matter of any kind whatsoever which existed, arose or occurred at any time prior to the Amendment No. 5 Effective Date in connection with the Obligations, the Credit Agreement and the other Loan Documents, or the transactions contemplated hereby or thereby.

      7.3 Affirmation of Guarantees and Security Interests. Each Guarantor party hereto hereby consents to the execution, delivery and effectiveness of this Amendment and reaffirms its obligations under the Guarantee and Collateral Agreement.

      7.4 Payment of Expenses. The Borrower agrees to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the payment of any recording taxes in connection with the Mortgage Amendments and the reasonable fees and disbursements of counsel to the Administrative Agent.

      7.5 Counterparts. This Amendment may be executed in two or more counterparts (including by facsimile transmission), each of which shall constitute an original, but all of which when taken together shall constitute but one instrument.

      7.6 Headings. Section headings used in this Amendment are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

      7.7 Continuing Effect of Loan Documents. This Amendment shall not constitute an amendment or waiver of any other provision of the Credit Agreement not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of the Borrower that would require a waiver or consent of the Required Lenders or Lenders, as the case may be, or the Administrative Agent. Except as expressly amended, modified and supplemented hereby, the provisions of the Credit Agreement and the other Loan Documents are and shall remain in full force and effect.

      7.8 GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

                         [INTENTIONAL END OF PAGE]

            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.


                               TELEX COMMUNICATIONS, INC.

                               By:    /s/ Richard J. Pearson
                                      ------------------------------------------
                               Title: Vice President and Chief Financial Officer


                               TELEX COMMUNICATIONS GROUP, INC.

                               By:    /s/ Richard J. Pearson
                                      ------------------------------------------
                               Title: Vice President and Chief Financial Officer


                               TELEX COMMUNICATIONS INTERNATIONAL, LTD.

                               By:    /s/ Richard J. Pearson
                                      ------------------------------------------
                               Title: Vice President & Chief Financial Officer


                               JPMORGAN CHASE BANK,
                               as Administrative Agent and as a Lender

                               By:    /s/ Susan E. Atkins
                                      ------------------------------------------
                                      Title: Managing Director


                               MORGAN STANLEY SENIOR FUNDING, INC.,
                               as Documentation Agent

                               By:
                                      ------------------------------------------
                                      Title:


                               U.S. BANK NATIONAL ASSOCIATION

                               By:    /s/ Greg Wilson
                                      ------------------------------------------
                                      Title: AVP


                               HELLER FINANCIAL, INC.

                               By:    /s/ K. Craig Gallehugh
                                      ------------------------------------------
                                      Title: Senior Vice President

                               THE BANK OF NOVA SCOTIA

                               By:   /s/ M.D. Smith
                                     -------------------------------------------
                                     Title: Agent


                               MERRILL LYNCH SENIOR FLOATING RATE FUND, INC.

                               By:   /s/ Harsh Jaggi
                                     -------------------------------------------
                                     Title: Authorized Signatory


                               MERRILL LYNCH PRIME RATE PORTFOLIO
                               By:  Merrill Lynch Asset Management, L.P.,
                                as Investment Advisor

                               By:   /s/ Harsh Jaggi
                                     -------------------------------------------
                                     Title: Authorized Signatory


                               THE ING CAPITAL SENIOR SECURED
                                  HIGH INCOME FUND, L.P.
                               BY:   ING CAPITAL ADVISORS, INC., as
                               Investment Advisor

                               By:   /s/ Kurt Wegleitner
                                     -------------------------------------------
                                     Title: Senior Vice President


                               MORGAN STANLEY DEAN WITTER
                               PRIME INCOME TRUST

                               By:   /s/ Sheila A. Finnerty
                                     -------------------------------------------
                                     Title: Executive Director


                               CRESCENT/MACH I PARTNERS, L.P.
                               by: TCW ASSET MANAGEMENT COMPANY
                                ITS INVESTMENT MANAGER

                               By:   /s/ Jonathan R. Insull
                                     -------------------------------------------
                                     Title: Senior Vice President


                               KZH-ING-1 LLC (formerly known as
                                KZH HOLDING CORPORATION II)

                               By:   /s/ Susan Lee
                                     -------------------------------------------
                                     Title: Authorized Agent

                               THE TRAVELERS INSURANCE COMPANY

                               By:   /s/ John W. Petchler
                                     -------------------------------------------
                                     Title: Vice President


                               KZH PAMCO LLC

                               By:   /s/ Susan Lee
                                     -------------------------------------------
                                     Title: Authorized Agent


                               INDOSUEZ CAPITAL FUNDING III, LIMITED
                               BY:   INDOSUEZ CAPITAL, AS PORTFOLIO
                                     ADVISOR

                               By:   /s/ Andrew Brady
                                     -------------------------------------------
                                     Title: Vice President


                               PAMCO CAYMAN LTD.
                               BY:   HIGHLAND ASSET MANAGEMENT
                                     COMPANY AS COLLATERAL MANAGER

                               By:   /s/ Louis Koven
                                     -------------------------------------------
                                     Title: Executive Vice President-CFO
                                     Highland Capital Management, L.P.


                               PAM CAPITAL FUNDING LP
                               BY: HIGHLAND CAPITAL MANAGEMENT L.P.
                                     AS COLLATERAL MANAGER

                               By:   /s/ Louis Koven
                                     -------------------------------------------
                                     Title: Executive Vice President-CFO
                                     Highland Capital Management, L.P.


                               ML CBO IV (CAYMAN) LTD.
                               BY:   HIGHLAND CAPITAL MANAGEMENT L.P.
                                     AS COLLATERAL MANAGER

                               By:   /s/ Louis Koven
                                     -------------------------------------------
                                     Title: Executive Vice President-CFO
                                     Highland Capital Management, L.P.

                               KZH-CRESCENT LLC

                               By:   /s/ Susan Lee
                                     -------------------------------------------
                                     Title: Authorized Agent


                               SENIOR DEBT PORTFOLIO
                               By:   BOSTON MANAGEMENT & RESEARCH,
                                       AS INVESTMENT ADVISOR

                               By:   /s/ Scott H. Page
                                     -------------------------------------------
                                     Title: Vice President


                               NATEXIS BANQUE BFCE

                               By:   /s/ Michael Ferris
                                     -------------------------------------------
                                     Title: Vice President Leveraged Finance

                               By:   /s/ Joseph A. Miller
                                     -------------------------------------------
                                     Title: Associate


                               WAYLAND INVESTMENT FUND, LLC
                               By:  CFSC WAYLAND ADVISERS, INC.

                               By:   /s/ Christopher Pear
                                     -------------------------------------------
                                     Title: Assistant Vice President


                               ELF FUNDING TRUST I

                               By:   /s/ Louis Koven
                                     -------------------------------------------
                                     Title: Executive Vice President-CFO
                                     Highland Capital Management, L.P.


                               INDOSUEZ CAPITAL FUNDING IV, L.P.

                               By:   /s/ Andrew Brady
                                     -------------------------------------------
                               Title: Vice President


                               ARK CLO 2000-1 LIMITED
                               By:   Patriarch Partners, LLC,
                                     Its Collateral Manager

                               By:   /s/ Lynn Tilton
                                     -------------------------------------------
                                     Title: Authorized Signatory